UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: June 4, 2008 (Date of earliest event reported)

MFIC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-11625	04-2793022
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

30 Ossipee Road

Newton, MA  02464

(Address of principal executive offices)

Telephone: (617) 969-5452

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written  communications  pursuant to Rule 425 under the  Securities  Act (17 CFR 230.425)

☐            Soliciting  material  pursuant to Rule  14a-12  under the  Exchange  Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

On May 19, 2008, MFIC Corporation (the “Company”) and Brian E. LeClair, C.P.A. executed an Offer Letter (the “Letter”) in connection with Mr. LeClair’s appointment as Chief Financial Officer (“CFO”) and an officer of the Company.  The information with respect to the Letter, set forth in Item 5.02(c) below, is hereby incorporated by reference into this Item 1.01.

A copy of the Press Release announcing the appointment is set forth as Exhibit 99.1 to this report.

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)                                 On June 4, 2008, the Company announced the resignation of Jack M. Swig from his positions with the Company.  Mr. Swig’s resignation will be effective June 30, 2008.

A copy of the Press Release announcing the resignation is set forth as Exhibit 99.1 to this report.

(c)                                  On June 4, 2008, the Company announced the appointment of Mr. LeClair to serve as its CFO and as an officer of the Company.  Mr. LeClair’s first day of employment with the Company was June 4, 2008.

Mr. LeClair was most recently the Chief Financial Officer and Chief Executive Officer of SOFTPRO Group (“SOFTPRO”), a privately held company that provides solutions for the capturing and verification of handwritten signatures in the banking financial services industry.  Prior to SOFTPRO, Mr. LeClair was the Vice President and Corporate Controller of Aspen Technology, Inc. (“Aspen”), a publicly held company that specializes in the modeling of manufacturing and supply chain processes.   At Aspen, Mr. LeClair was responsible for, among other things, the internal reporting and financial controls of the company.  Mr. LeClair has also served in a number of financial executive positions at, or served as an independent consultant to, a variety of software and manufacturing companies, both public and private, including RadView Software Ltd., a public company listed on NASDAQ, and Infosis Corp., a privately held company.  Mr. LeClair has a B.S in accounting from Northeastern University and is a certified public accountant.  Mr. LeClair is 55 years old.

In conjunction with the appointment of Mr. LeClair as CFO, Mr. LeClair and the Company executed the Letter.  Under the terms of the Letter, Mr. LeClair will receive a base salary of $190,000 per year (the “Base Salary”), such Base Salary which is eligible for annual review and adjustment based on comparable market data and company and individual performance (“KRA’s”).  Mr. LeClair is eligible for a variable bonus equal to (i) twenty five percent (25%) of his Base Salary based upon achieving specific goals for each twelve (12) month period, (ii) seventy percent (70%) of his Base Salary based on the Company’s EBITDA for fiscal year 2008 and (iii) thirty percent (30%) of his Base Salary based upon achievement of personal KRA’s, such personal KRA’s to be established by the Company by July 1, 2008.

Under the Letter, the Company will grant Mr. LeClair an option to purchase 80,000 shares of the Company’s common stock.  This grant, which will vest at the rate of twenty five percent (25%) per year, will be granted pursuant to, and subject to the terms and conditions of, the Company’s 2006 Stock Plan.  Additional yearly options can be granted to Mr. LeClair by the Company’s Compensation Committee.

Mr. LeClair will be eligible to participate in the Company’s employee benefit plans as they may exist from time to time, including health insurance (including medical, dental and vision), long term disability, term life insurance, and a 401(k) plan.  Mr. LeClair will accrue three weeks of vacation during each of the first five years of his employment with the Company.

If Mr. LeClair is terminated by the Company without cause, he will receive a severance package which will include payment of his Base Salary for a minimum of ninety (90) days following such termination.  Mr. LeClair will also be entitled to the benefits he is receiving at the time of his termination during that ninety (90) day severance period.    The final severance term for a termination without cause will be reviewed by the Company’s Board of Directors and Chief Executive Officer on or before December 31, 2008.  However, as referenced above, in no event will the severance term following a termination without cause be less than ninety (90) days.   Mr. LeClair will be entitled to a severance package which will include payment of his Base Salary for one hundred eighty (180) days following termination upon a change in control of the Company.  Any severance package is subject to Mr. LeClair signing a release statement that will include non-disclosure, non-disparagement and non-compete clauses.

Mr. LeClair, as a condition to his employment with the Company, signed a  Patent and Trade Secrets Agreement.

The description of the Letter provided above is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed as Exhibit 10.1 to this report and incorporated by reference into this Item 5.02(c).

Item 9.01                                             Financial Statements and Exhibits.

(d)                                 The following exhibits are hereby filed as part of this Current Report on Form 8-K:

Number	Exhibit

10.1	Letter dated May 19, 2008 from MFIC Corporation to Brian E. LeClair

99.1	Press Release dated June 4, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 6, 2008	MFIC CORPORATION

	By:	/s/ Michael C. Ferrara

Name:

Michael C. Ferrara

	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Letter dated May 19, 2008 from MFIC Corporation to Brian E. LeClair

99.1	Press Release dated June 4, 2008